Filed pursuant to Rule 424(b)(3)
Registration No. 333-243483

PROSPECTUS SUPPLEMENT NO. 4

(to prospectus dated August 27, 2020)

Summit Midstream Partners, LP

10,000,000 Common Units

Representing Limited Partner Interests

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated August 27, 2020 (the “prospectus”), relating to up to 10,000,000 common units representing limited partner interests in Summit Midstream Partners, LP (666,667 common units when adjusted for the Partnership’s 1-for-15 reverse unit split on its common units, effective after the market closed on November 9, 2020) to be offered on a secondary basis by the selling unitholders named in the prospectus, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 10, 2020, which is set forth below.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. Limited partnerships are inherently different from corporations. You should review carefully the risk factors described under “Risk Factors” beginning on page 6 of the prospectus for a discussion of important risks you should consider before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 10, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2020 (November 9, 2020)

Summit Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

910 Louisiana Street, Suite 4200

Houston, TX 77002

(Address of principal executive office) (Zip Code)

(Registrant’s telephone number, including area code): (832) 413-4770

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	SMLP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure

On November 10, 2020, Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), announced that it will commence an offer to purchase (the “Tender Offer”) for cash up to $25,000,000.00 aggregate purchase price of its 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”).

In exchange for each Series A Preferred Unit properly tendered (and not validly withdrawn) prior to 11:59 p.m., New York City time, on December 9, 2020 (such time and date, as the same may be extended, the “Expiration Date”) and accepted by the Partnership, participating holders of Series A Preferred Units will receive $200.00.

The Tender Offer will expire on the Expiration Date, unless the Partnership extends the Tender Offer or terminates it earlier. A copy of the related press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and shall not be deemed incorporated by reference in any filing with the Securities and Exchange Commission (the “SEC”), whether or not filed under the Securities Act of 1933, as amended (the “Securities Act”) or the 1934 Act, regardless of any general incorporation language in such document.

Item 8.01	Other Events

On November 9, 2020, after the close of trading on the New York Stock Exchange (the “NYSE”), the Partnership effected the previously announced 1-for-15 reverse unit split (the “Reverse Unit Split”) on its common units representing limited partner interests in the Partnership (the “common units”). The common units began trading on a split-adjusted basis on November 10, 2020.

Pursuant to the Reverse Unit Split, common unitholders received one common unit for every 15 common units owned at the close of business on November 9, 2020. All fractional units created by the Reverse Unit Split were rounded to the nearest whole unit, as provided by the Partnership’s partnership agreement.

Immediately prior to the Reverse Unit Split, there were 56,624,887 common units issued and outstanding and immediately after the Reverse Unit Split, the number of issued and outstanding common units decreased to 3,774,992. In connection with the Reverse Unit Split, the CUSIP number of the common units changed to 866142 409. The Partnership’s ticker symbol on the NYSE, “SMLP,” remains the same.

The Partnership has a registration statement on Form S-3 (File No. 333-234781) and a registration statement on Form S-8 (File No. 333-237323) on file with the SEC. SEC regulations permit the Partnership to incorporate by reference future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offerings covered by registration statements filed on Form S-3 or Form S-8. The information incorporated by reference is considered to be part of the prospectus included within each of those registration statements. Information in this Item 8.01 of this Current Report on Form 8-K is therefore intended to be automatically incorporated by reference into each of the active registration statements listed above, thereby amending them. Pursuant to Rule 416(b) under the Securities Act, the amount of undistributed common units deemed to be covered by the effective registration statements of the Partnership described above are proportionately reduced to give effect to the Reverse Unit Split.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release, dated November 10, 2020.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

	By:	Summit Midstream GP, LLC (its general partner)

Dated: November 10, 2020		/s/ Marc D. Stratton
Marc D. Stratton, Executive Vice President and Chief Financial Officer

Exhibit 99.1 Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Announces

Cash Tender Offer for Its Series A Preferred Units

Houston, Texas (November 10, 2020) – Summit Midstream Partners, LP (NYSE: SMLP) (the “Partnership”) announced today that it will commence an offer to purchase (the “Tender Offer”) for cash up to $25,000,000.00 aggregate purchase price (the “Maximum Aggregate Purchase Price”) of its 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units (the “Series A Preferred Units”). For each Series A Preferred Unit that is accepted in the Tender Offer, the holder will receive $200.00 (the “Purchase Price”). The Tender Offer is conditioned on, among other things, that holders of at least 75,000 Series A Preferred Units validly tender (and not properly withdraw) their Series A Preferred Units prior to the expiration date of the Tender Offer.

The Tender Offer is scheduled to expire at 11:59 p.m., New York city time, on December 9, 2020, unless extended (the “Expiration Date”). The Partnership will pay the Purchase Price for each Series A Preferred Unit it purchases promptly after the Expiration Date and the acceptance of the Series A Preferred Units for purchase.

Assuming that the Tender Offer is fully subscribed, the number of Series A Preferred Units that will be purchased at the Purchase Price under the Tender Offer is 125,000. If the aggregate number of Series A Preferred Units that are validly tendered and not properly withdrawn as of the Expiration Date (the “Total Tendered Amount”) exceeds the Maximum Aggregate Purchase Price, the Partnership will accept for purchase that number of Series A Preferred Units that does not result in the Total Tendered Amount exceeding the Maximum Aggregate Purchase Price. In that event, the Series A Preferred Units that will be accepted for purchase will be subject to proration, as described in the Offer to Purchase.

Holders that tender Series A Preferred Units that are accepted will forfeit any claim to all accumulated and unpaid distributions on their Series A Preferred Units, regardless of when accumulated, including any distributions that may accumulate through the settlement date for the Tender Offer.

D.F. King & Co., Inc. is acting as the Tender and Information Agent for the Tender Offer.

The complete terms and conditions of the Tender Offer will be set forth in the Offer to Purchase and related Letter of Transmittal that will be filed with the U.S. Securities and Exchange Commission (the “SEC”) under cover of Schedule TO today. Copies of the Offer to Purchase and Letter of Transmittal may be found on the SEC’s website at www.sec.gov, the Partnership’s website at www.summitmidstream.com or may be obtained from the Tender and Information Agent, D.F. King & Co., Inc., at 800-669-5550 (toll free) for unitholders, 212-269-5550 for banks and brokers or smlp@dfking.com.

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY SERIES A PREFERRED UNITS. THIS PRESS RELEASE IS NOT A SOLICITATION FOR ACCEPTANCE OF THE TENDER OFFER. THE PARTNERSHIP IS MAKING THE TENDER OFFER ONLY BY, AND PURSUANT TO THE TERMS OF THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS TO BE FILED WITH THE SEC TODAY. THE TENDER OFFER IS NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE PARTNERSHIP, OUR GENERAL PARTNER, ITS BOARD OF DIRECTORS, OFFICERS OR EMPLOYEES OR THE TENDER AND INFORMATION AGENT FOR THE TENDER OFFER MAKES ANY RECOMMENDATION IN CONNECTION WITH THE TENDER OFFER. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws, including, without limitation, information concerning completion of the Tender Offer, the terms and timing of the Tender Offer, and the impact of completion of the Tender Offer. The Partnership may modify the terms or timing of the Tender Offer with requisite notice. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the SEC on March 9, 2020, Quarterly Report on Form 10-Q for the three months ended March 31, 2020 filed with the SEC on May 8, 2020, Quarterly Report on Form 10-Q for the three months ended June 30, 2020 filed with the SEC on August 10, 2020 and Quarterly Report on Form 10-Q for the three months ended September 30, 2020 filed with the SEC on November 6, 2020, each as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contact: Ross Wong, Senior Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP